Exhibit 12
HCC INSURANCE HOLDINGS, INC. AND SUBSIDIARIES
STATEMENT OF RATIOS

	Years ended December 31,
	(in thousands)

	2005	2004	2003	2002	2001

Gross premium to surplus ratio:
Gross written premium	$2,049,116	$1,992,361	$1,746,413	$1,163,397	$1,014,833
Policyholders’ surplus	1,110,268	844,851	591,889	523,807	401,393
Premium to surplus ratio (1)	184.6%	235.8%	295.1%	222.1%	252.8%

(Gross premium to surplus ratio = gross written premium divided by policyholders’ surplus)

Net premium to surplus ratio:
Net written premium	$1,495,931	$1,121,343	$867,795	$545,475	$371,409
Policyholders’ surplus	1,110,268	844,851	591,889	523,807	401,393
Premium to surplus ratio (1)	134.7%	132.7%	146.6%	104.1%	92.5%

(Net premium to surplus ratio = net written premium divided by policyholders’ surplus)

Loss ratio:
Incurred loss and loss adjustment expense	$925,130	$651,675	$494,024	$313,744	$266,537
Net earned premium	1,378,100	1,013,573	739,376	506,371	341,779
Loss ratio (1)	67.1%	64.3%	66.8%	62.0%	78.0%

(Loss ratio = incurred loss and loss adjustment expense divided by net earned premium)

Expense ratio:
Underwriting expense	$381,680	$299,789	$199,927	$130,578	$88,461
Net written premium	1,495,931	1,121,343	867,795	545,475	371,409
Expense ratio (1)	25.5%	26.7%	23.0%	23.9%	23.8%

(Expense ratio = underwriting expense divided by net written premium)

Combined ratio (1)	92.6%	91.0%	89.8%	85.9%	101.8%

(Combined ratio = loss ratio plus expense ratio)
(1)	Calculated for our insurance companies using financial data reported in accordance with statutory accounting principles.

HCC INSURANCE HOLDINGS, INC. AND SUBSIDIARIES
STATEMENT OF RATIOS
(continued)

	Years ended December 31,
	(in thousands)

	2005	2004	2003	2002	2001
	(As restated)	(As restated)	(As restated)	(As restated)	(As restated)

Loss ratio:
Incurred loss and loss adjustment expense	$919,697	$645,230	$488,000	$307,143	$267,390
Net earned premium	1,369,988	1,010,692	738,272	505,521	342,787
Loss ratio (2)	67.1%	63.8%	66.1%	60.8%	78.0%

(Loss ratio = incurred loss and loss adjustment expense divided by net earned premium)

Expense ratio:
Underwriting expense	$357,727	$269,390	$181,637	$128,938	$87,052
Net earned premium	1,369,988	1,010,692	738,272	505,521	342,787
Expense ratio (2)	26.1%	26.7%	24.6%	25.5%	25.4%

(Expense ratio = underwriting expense divided by net earned premium)

Combined ratio (2)	93.2%	90.5%	90.7%	86.3%	103.4%

(Combined ratio = loss ratio plus expense ratio)
(2)	Calculated for our insurance companies using financial data reported in accordance with generally accepted accounting principles.